                                                                    EXHIBIT 99.1


                         CARDIOTECH INTERNATIONAL, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS

                     FOR THE SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON MARCH 5, 2003



The undersigned hereby appoints Dr. Michael Szycher and Michael Adams and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of CardioTech International, Inc., a Massachusetts corporation, that the undersigned may be entitled to vote at the special meeting of CardioTech stockholders to be held at the offices of Gish Biomedical, Inc. at 22942 Arroyo Vista, Rancho Santa Margarita, California, 92688, on March 5, 2003 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AS MORE SPECIFICALLY DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


              (Continued, and to be dated and signed on other side)

THE CARDIOTECH BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1: To approve the issuance of CardioTech common stock in the merger of
            Gish Acquisition Corp., a wholly-owned subsidiary of CardioTech, with and into Gish Biomedical, Inc. pursuant to an Agreement and Plan of Merger and Reorganization dated as of October 25, 2002, by and among CardioTech, Gish Acquisition Corp. and Gish.

                  [_] For        [_] Abstain        [_] Against

No matters other than those described in the joint proxy statement/prospectus will be presented at the special meeting of CardioTech stockholders.


Dated [               ], 2003


Signature(s):


Please date this proxy and sign your name exactly as it appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.